EXHIBIT (J)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 42 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated February 27, 2004 to the financial statements and financial highlights which appear in the December 31, 2003 Annual Report to Shareholders of Cash Management Fund Institutional, Cash Reserves Fund Institutional, Treasury Money Fund Institutional, Equity 500 Index Fund – Investment and Equity 500 Index Fund—Premier (constituting part of the Scudder Institutional Funds, formerly BT Institutional Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Counsel and Independent Auditors”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2004